Exhibit 99.1
News from Xerox Holdings Corporation

                                            Xerox Holdings Corporation                                                                                             201 Merritt 7                                                        Norwalk, CT 06851-1056

Xerox Releases First-Quarter Results, Affirms Guidance

Increased demand drives equipment revenue and IT Services growth, company poised to capitalize on economic recovery

Financial Summary

•    $1.71 billion of revenue, down 8.1 percent year-over-year or 10.4 percent in constant currency.
•    GAAP earnings per share (EPS) of $0.18, up $0.21 year-over-year, and adjusted EPS of $0.22, up $0.01 year-over-year.
•    Adjusted operating margin of 5.2 percent, up 50 basis points year-over-year.
•    $117 million of operating cash flow, down $56 million year-over-year.
•    $100 million of free cash flow, down $50 million year-over-year.

NORWALK, Conn., April 20, 2021 — Xerox Holdings Corporation (NYSE: XRX) today announced
2021 first-quarter results.

“In the first quarter, in an environment where many offices remained closed, we grew equipment sales and IT Services revenue year-over-year. I am proud of how our employees have continued to deliver for our customers during the pandemic. We made progress toward standing up XFS, Xerox Software and PARC Innovation as separate businesses, which we now expect to complete in calendar year 2021,” said Xerox Vice Chairman and CEO John Visentin. “With small and medium-sized business and enterprise clients planning to return more employees to the office, our differentiated offerings are well-positioned to serve their growing needs. The strength of our performance, portfolio and strategy gives us confidence we will return Xerox to growth in 2021.”

First-Quarter Key Financial Results:

(in millions, except per share data)	Q1 2021	Q1 2020	B/(W) YOY	% Change YOY
Revenue	$1,710	$1,860	$(150)	(8.1)% AC (10.4)% CC1
Gross Margin	35.7%	38.3%	(260) bps
RD&E %	4.3%	4.5%	20 bps
SAG %	26.2%	29.1%	290 bps
Pre-Tax Income (Loss)	$53	$(5)	$58	NM
Pre-Tax Income (Loss) Margin	3.1%	(0.3)%	340 bps
Operating Income - Adjusted[1]	$89	$87	$2	2.3%
Operating Margin - Adjusted[1]	5.2%	4.7%	50 bps
GAAP Earnings (Loss) per Share	$0.18	$(0.03)	$0.21	NM
Earnings Per Share - Adjusted[1]	$0.22	$0.21	$0.01	4.8%
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(1) Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the     reported GAAP measures.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:

• Adjusted EPS, which excludes restructuring and related costs, net, the amortization of intangible assets, non-service retirement-related costs, transaction and related costs, net and other discrete adjustments from GAAP-EPS.
• Adjusted operating margin and income, which exclude the EPS adjustments noted above as well as the remainder of other expenses, net from pre-tax income/(loss) and margin.
• Constant currency (CC) revenue change, which excludes the effects of currency translation.
• Free cash flow, which is operating cash flow less capital expenditures.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: the effects of the COVID-19 pandemic on our and our customers' businesses and the duration and extent to which this will impact our future results of operations and overall financial performance; our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation; and the shared services arrangements entered into by us as part of Project Own It. Additional risks that may affect Xerox’s operations and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Holdings Corporation’s and Xerox Corporation's combined 2020 Annual Report on Form 10-K, as well as in Xerox Holdings Corporation's and Xerox Corporation's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contact:
Callie Ferrari, Xerox, +1- 203-666-9331, Callie.Ferrari@xerox.com

Investor Contact:
Ann Pettrone, Xerox, +1-203-849-2590, Ann.Pettrone@xerox.com

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Xerox® is a trademark of Xerox in the United States and/or other countries.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

	Three Months Ended March 31,
(in millions, except per-share data)	2021	2020
Revenues
Sales	$602	$565
Services, maintenance and rentals	1,053	1,236
Financing	55	59
Total Revenues	1,710	1,860
Costs and Expenses
Cost of sales	420	387
Cost of services, maintenance and rentals	651	731
Cost of financing	28	30
Research, development and engineering expenses	74	84
Selling, administrative and general expenses	448	541
Restructuring and related costs, net	17	41
Amortization of intangible assets	15	11
Transaction and related costs, net	—	17
Other expenses, net	4	23
Total Costs and Expenses	1,657	1,865
Income (Loss) before Income Taxes & Equity Income(1)	53	(5)
Income tax expense (benefit)	14	(1)
Equity in net income of unconsolidated affiliates	—	2
Net Income (Loss)	39	(2)
Less: Income attributable to noncontrolling interests	—	—
Net Income (Loss) Attributable to Xerox Holdings	$39	$(2)

Basic Earnings (Loss) per Share	$0.18	$(0.03)
Diluted Earnings (Loss) per Share	$0.18	$(0.03)
___________________________
(1) Referred to as “Pre-Tax Income (Loss)” throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended March 31,
(in millions)	2021	2020
Net Income (Loss)	$39	$(2)
Less: Net income attributable to noncontrolling interests	—	—
Net Income (Loss) Attributable to Xerox Holdings	39	(2)

Other Comprehensive (Loss) Income, Net
Translation adjustments, net	(51)	(197)
Unrealized (losses) gains, net	(7)	5
Changes in defined benefit plans, net	55	54
Other Comprehensive Loss, Net Attributable to Xerox Holdings	(3)	(138)

Comprehensive Income (Loss), Net Attributable to Xerox Holdings	$36	$(140)

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$2,379	$2,625
Accounts receivable (net of allowance of $68 and $69, respectively)	781	883
Billed portion of finance receivables (net of allowance of $4 and $4, respectively)	92	99
Finance receivables, net	1,065	1,082
Inventories	841	843
Other current assets	262	251
Total current assets	5,420	5,783
Finance receivables due after one year (net of allowance of $131 and $129, respectively)	1,920	1,984
Equipment on operating leases, net	277	296
Land, buildings and equipment, net	393	407
Intangible assets, net	223	237
Goodwill	4,075	4,071
Deferred tax assets	510	508
Other long-term assets	1,454	1,455
Total Assets	$14,272	$14,741
Liabilities and Equity
Short-term debt and current portion of long-term debt	$678	$394
Accounts payable	932	983
Accrued compensation and benefits costs	241	261
Accrued expenses and other current liabilities	794	840
Total current liabilities	2,645	2,478
Long-term debt	3,674	4,050
Pension and other benefit liabilities	1,473	1,566
Post-retirement medical benefits	339	340
Other long-term liabilities	498	497
Total Liabilities	8,629	8,931

Convertible Preferred Stock	214	214

Common stock	199	198
Additional paid-in capital	2,456	2,445
Treasury stock, at cost	(162)	—
Retained earnings	6,267	6,281
Accumulated other comprehensive loss	(3,335)	(3,332)
Xerox Holdings shareholders’ equity	5,425	5,592
Noncontrolling interests	4	4
Total Equity	5,429	5,596
Total Liabilities and Equity	$14,272	$14,741

Shares of common stock issued	198,651	198,386
Treasury stock	(6,704)	—
Shares of Common Stock Outstanding	191,947	198,386

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
(in millions)	2021	2020
Cash Flows from Operating Activities
Net income (loss)	$39	$(2)

Adjustments required to reconcile Net income (loss) to Cash flows from operating activities
Depreciation and amortization	86	94
Provisions	20	80
Net gain on sales of businesses and assets	—	(1)
Stock-based compensation	16	11
Restructuring and asset impairment charges	21	29
Payments for restructurings	(27)	(35)
Defined benefit pension cost	—	24
Contributions to defined benefit pension plans	(35)	(33)
Decrease in accounts receivable and billed portion of finance receivables	92	166
Increase in inventories	(18)	(126)
Increase in equipment on operating leases	(28)	(32)
Decrease in finance receivables	37	93
Decrease (increase) in other current and long-term assets	18	(16)
(Decrease) increase in accounts payable	(31)	51
Decrease in accrued compensation	(36)	(108)
Decrease in other current and long-term liabilities	(35)	(38)
Net change in income tax assets and liabilities	6	(10)
Net change in derivative assets and liabilities	3	8
Other operating, net	(11)	18
Net cash provided by operating activities	117	173
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(17)	(23)
Proceeds from sales of businesses and assets	—	2
Acquisitions, net of cash acquired	—	(193)
Net cash used in investing activities	(17)	(214)
Cash Flows from Financing Activities
Net (payments) proceeds on debt	(95)	2
Dividends	(54)	(58)
Payments to acquire treasury stock, including fees	(162)	—
Other financing, net	(7)	(4)
Net cash used in financing activities	(318)	(60)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(12)	(29)
Decrease in cash, cash equivalents and restricted cash	(230)	(130)
Cash, cash equivalents and restricted cash at beginning of period	2,691	2,795
Cash, Cash Equivalents and Restricted Cash at End of Period	$2,461	$2,665

Impact of COVID-19 on Our Business Operations
In response to the COVID-19 pandemic, we continue to prioritize the health and safety of our employees, customers and partners and support their needs so they can perform their work flawlessly, whether in the office or a remote location.
During the first quarter 2021, our business was still experiencing the impact of the pandemic, and the recovery in the near-term may be uneven and affected by the emergence of new variants of the virus and the resurgence of elevated COVID-19 cases in various countries and regions. However, we saw a gradual recovery of our revenues as businesses gained confidence in the progress to control the pandemic and resumed investments in new printing technology and services, and we saw a positive correlation between the roll-out of vaccinations, the return of employees to the office, and the gradual recovery of our page-volume driven post sale revenues. We expect that measures to control the pandemic and expand economic activity will result in a moderate economic improvement in 2021. We also expect to continue our actions to mitigate the effects of the pandemic on our business operations and financial performance, and we have a strong balance sheet and sufficient liquidity, including access to our undrawn $1.8 billion revolver.
With our Project Own It transformation and cost savings, we have built a leaner and more flexible cost structure, but we also continue to focus our efforts on incremental actions to prioritize and preserve cash as we manage through the pandemic. These actions include the continued reduction of discretionary spend such as near-term targeted marketing programs, the use of contract employees, and the suspension of 401(k) matching contributions. In addition, in response to the COVID-19 pandemic, various governments continue to employ temporary measures to provide aid and economic stimulus directly to companies through cash grants and credits or indirectly through payments to temporarily furloughed employees. During first quarter 2021, we recognized savings of approximately $10 million from the use of such measures in the U.S., Canada and Europe. We continue to monitor government programs and actions being implemented or expected to be implemented to counter the economic impacts of the COVID-19 pandemic.

Financial Review
Revenues

	Three Months Ended March 31,				% of Total Revenue
(in millions)	2021	2020	% Change	CC % Change	2021	2020
Equipment sales	$381	$325	17.2%	14.2%	22%	17%
Post sale revenue	1,329	1,535	(13.4)%	(15.6)%	78%	83%
Total Revenue	$1,710	$1,860	(8.1)%	(10.4)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income (Loss):
Sales	$602	$565	6.5%	4.2%
Less: Supplies, paper and other sales	(221)	(240)	(7.9)%	(9.3)%
Equipment Sales	$381	$325	17.2%	14.2%

Services, maintenance and rentals	$1,053	$1,236	(14.8)%	(18.0)%
Add: Supplies, paper and other sales	221	240	(7.9)%	(9.3)%
Add: Financing	55	59	(6.8)%	(8.6)%
Post Sale Revenue	$1,329	$1,535	(13.4)%	(15.6)%

Americas	$1,076	$1,239	(13.2)%	(13.4)%	63%	67%
EMEA	587	575	2.1%	(4.6)%	34%	31%
Other	47	46	2.2%	2.2%	3%	2%
Total Revenue(1)	$1,710	$1,860	(8.1)%	(10.4)%	100%	100%
`____________________________
CC - Refer to "Constant Currency" in the Non-GAAP Financial Measures section.
(1)Refer to Appendix II for our Geographic Sales Channels and Products and Offerings Definitions.

Equipment sales revenue

	Three Months Ended March 31,				% of Equipment Sales
(in millions)	2021	2020	% Change	CC % Change	2021	2020
Entry	$68	$48	41.7%	35.9%	18%	15%
Mid-range	238	206	15.5%	13.2%	63%	63%
High-end	70	67	4.5%	2.0%	18%	21%
Other	5	4	25.0%	25.0%	1%	1%
Equipment Sales	$381	$325	17.2%	14.2%	100%	100%
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CC - Constant Currency (refer to Non-GAAP Financial Measures section).
Note: During first quarter 2021, we revised the classification of equipment sales revenue by category for our XBS sales unit. Refer to APPENDIX II, Equipment Sales Revenue – Classification Update, for the revision of prior periods based on the new classification.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended March 31,
(in millions)	2021	2020	B/(W)
Gross Profit	$611	$712	$(101)
RD&E	74	84	10
SAG	448	541	93

Equipment Gross Margin	27.9%	26.3%	1.6	pts.
Post sale Gross Margin	38.0%	40.8%	(2.8)	pts.
Total Gross Margin	35.7%	38.3%	(2.6)	pts.
RD&E as a % of Revenue	4.3%	4.5%	0.2	pts.
SAG as a % of Revenue	26.2%	29.1%	2.9	pts.

Pre-tax Income (Loss)	$53	$(5)	$58
Pre-tax Income (Loss) Margin	3.1%	(0.3)%	3.4	pts.

Adjusted(1) Operating Profit	$89	$87	$2
Adjusted(1) Operating Margin	5.2%	4.7%	0.5	pts.
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(1) Refer to the Non-GAAP Financial Measures section for an explanation of the non-GAAP financial measure.

Other Expenses, Net

	Three Months Ended March 31,
(in millions)	2021	2020
Non-financing interest expense	$24	$21
Interest income	(1)	(8)
Non-service retirement-related costs	(20)	1
Gains on sales of businesses and assets	—	(1)
Currency losses, net	2	2
Contract termination costs - IT services	—	3
All other expenses, net	(1)	5
Other expenses, net	$4	$23

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: the effects of the COVID-19 pandemic on our and our customers' businesses and the duration and extent to which this will impact our future results of operations and overall financial performance; our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation; and the shared services arrangements entered into by us as part of Project Own It. Additional risks that may affect Xerox’s operations and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Holdings Corporation’s and Xerox Corporation's combined 2020 Annual Report on Form 10-K, as well as in Xerox Holdings Corporation's and Xerox Corporation's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.
These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the first quarter 2021 presentation slides available at www.xerox.com/investor.
These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP.
Adjusted Earnings Measures
•Net Income (Loss) and Earnings (Loss) per share (EPS)
•Effective Tax Rate

The above measures were adjusted for the following items:
•Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
•Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
•Transaction and related costs, net: Transaction and related costs, net are costs and expenses primarily associated with certain strategic M&A projects. These costs are primarily for third-party legal, accounting, consulting and other similar type professional services as well as potential legal settlements that may arise in connection with those M&A transactions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned transactions. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.
•Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.

•Other discrete, unusual or infrequent items: We excluded the following item given its discrete, unusual or infrequent nature and its impact on our results for the period: Contract termination costs - IT services.
We believe the exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods and expected future trends in our business.
Adjusted Operating Income and Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax income and margin amounts. In addition to the costs and expenses noted as adjustments for our Adjusted Earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.
Summary
Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income (Loss) and EPS reconciliation:

	Three Months Ended March 31, 2021		Three Months Ended March 31, 2020
(in millions, except per share amounts)	Net Income	EPS	Net (Loss) Income	EPS
Reported(1)	$39	$0.18	$(2)	$(0.03)
Adjustments:
Restructuring and related costs, net	17		41
Amortization of intangible assets	15		11
Transaction and related costs, net	—		17
Non-service retirement-related costs	(20)		1
Contract termination costs - IT services	—		3
Income tax on adjustments(2)	(4)		(21)
Adjusted	$47	$0.22	$50	$0.21

Dividends on preferred stock used in adjusted EPS calculation(3)		$4		$4
Weighted average shares for adjusted EPS(3)		198		216
Fully diluted shares at end of period(4)		194
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(1)Net income (loss) and EPS attributable to Xerox Holdings.
(2)Refer to Effective Tax Rate reconciliation.
(3)Average shares for the calculation of adjusted diluted EPS for the three months ended March 31, 2021 and 2020, excludes 7 million shares associated with our Series A convertible preferred stock and therefore earnings includes the preferred stock dividend. In addition, adjusted diluted EPS shares for 2020 include 4 million shares for potential dilutive common shares, which are not included in the GAAP EPS calculation since it was a loss.
(4)Represents common shares outstanding plus potential dilutive common shares at March 31, 2021.

Effective Tax Rate reconciliation:

	Three Months Ended March 31, 2021			Three Months Ended March 31, 2020
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax (Loss) Income	Income Tax (Benefit) Expense	Effective Tax Rate
Reported(1)	$53	$14	26.4%	$(5)	$(1)	20.0%
Non-GAAP Adjustments(2)	12	4		73	21
Adjusted(3)	$65	$18	27.7%	$68	$20	29.4%

(1) Pre-tax income (loss) and income tax expense (benefit).
(2) Refer to Net Income (Loss) and EPS reconciliation for details.
(3) The tax impact on Adjusted Pre-Tax Income (Loss) is calculated under the same accounting principles applied to the
Reported Pre-Tax Income (Loss) under ASC 740, which employs an annual effective tax rate method to the results.

Operating Income and Margin reconciliation:

	Three Months Ended March 31, 2021			Three Months Ended March 31, 2020
(in millions)	Profit	Revenue	Margin	(Loss) Profit	Revenue	Margin
Reported(1)	$53	$1,710	3.1%	$(5)	$1,860	(0.3)%
Adjustments:
Restructuring and related costs, net	17			41
Amortization of intangible assets	15			11
Transaction and related costs, net	—			17
Other expenses, net	4			23
Adjusted	$89	$1,710	5.2%	$87	$1,860	4.7%
___________________________
(1) Pre-tax Income (Loss).

Free Cash Flow reconciliation:

	Three Months Ended March 31,
(in millions)	2021	2020
Reported(1)	$117	$173
Less: capital expenditures	(17)	(23)
Free Cash Flow	$100	$150
____________________________
(1)Net cash provided by operating activities.

Guidance:
Cash Flow

(in millions)	FY 2021
Operating Cash Flow (1)	At least $600
Less: capital expenditures	(100)
Free Cash Flow	At least $500
____________________________
(1)Net cash provided by operating activities.

APPENDIX II
Xerox Holdings Corporation
Geographic Sales Channels and Products and Offerings Definitions
Our business is aligned to a geographic focus and is primarily organized on the basis of go-to-market sales channels, which are structured to serve a range of customers for our products and services. In 2019 we changed our geographic structure to create a more streamlined, flatter and more effective organization, as follows:
•Americas, which includes our sales channels in the U.S. and Canada, as well as Mexico, and Central and South America.
•EMEA, which includes our sales channels in Europe, the Middle East, Africa and India.
•Other, primarily includes sales to and royalties from FUJIFILM Business Innovation Corp. (formerly Fuji Xerox Co., Ltd.) ("FX"), and our licensing revenue.

Our products and offerings include:
•“Entry”, which includes A4 devices and desktop printers. Prices in this product group can range from approximately $150 to $3,000.
•“Mid-Range”, which includes A3 Office and Light Production devices that generally serve workgroup environments in mid to large enterprises. Prices in this product group can range from approximately $2,000 to $75,000+.
•“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises. Prices for these systems can range from approximately $30,000 to $1,000,000+.
•Xerox Services, includes solutions and services that span from managing print to automating processes to managing content. Our primary offerings are Intelligent Workplace Services (IWS), as well as Digital and Cloud Print Services (including centralized print services) and Communication and Marketing Solutions.
Equipment Sales Revenue - Classification Update
During first quarter 2021, we revised the classification of equipment sales revenue by category for our XBS sales unit to conform the classification of devices across Xerox sales channels. The revision had no impact on reported total equipment sales revenue.

	2020 Equipment Sales Revenue - As Reported
(in millions)	Q1	Q2	Q3	Q4	FY
Entry	$40	$34	$55	$59	$188
Mid-range	218	209	291	325	1,043
High-end	64	64	69	115	312
Other	3	3	4	11	21
Total Equipment Sales Revenue	$325	$310	$419	$510	$1,564

	Change
(in millions)	Q1	Q2	Q3	Q4	FY
Entry	$8	$10	$11	$11	$40
Mid-range	(12)	(14)	(15)	(16)	(57)
High-end	3	3	3	4	13
Other	1	1	1	1	4
Total Equipment Sales Revenue	$—	$—	$—	$—	$—

	2020 Equipment Sales Revenue - As Revised
(in millions)	Q1	Q2	Q3	Q4	FY
Entry	$48	$44	$66	$70	$228
Mid-range	206	195	276	309	986
High-end	67	67	72	119	325
Other	4	4	5	12	25
Total Equipment Sales Revenue	$325	$310	$419	$510	$1,564